SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 21, 2002
(Date of report)

PEOPLENET INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

0-33033
(Commission File Number)

94-3261986
(IRS Employer ID)

100 Marine Parkway, Suite 325
Redwood Shores, California 94065
(Address of Principal Executive Offices)

(650) 802-8299
(Registrant's telephone number, including area code)

ITEM 1. Change in Control of Registrant.

and

ITEM 2. Acquisition or Disposition of Assets.

On March 21, 2002, PeopleNet International Corporation (the "Company"), entered into an Agreement For Sale of Assets with ECapital Group, Inc. ("ECapital") for the purchase by the Company from ECapital of the intellectual property for an internet browser designed for a safe Internet experience for children called "ChiBrow".  As consideration for the purchase, Ecapital, the Company issued 3,799,999 shares of common stock of the Company to ECapital.  On June 20, 2001, the Company acquired the exclusive marketing rights to ChiBrow from ECapital and issued 374,587 shares of the Company's common stock to ECapital.

On March 21, 2002, the Company entered into an Agreement For Sale of Assets with PeopleNet Corporation ("PC") for the purchase by the Company from PC of the intellectual property rights for a software bundle including web-based email and office automation solutions.  As consideration for the purchase, the Company issued 9,620,000 shares of common stock of the Company to PC.

Benedict Van is the majority stockholder of ECapital, owning 90% of ECapital's outstanding stock.  Mr. Van is also the majority stockholder of PC, owning 52% of PC's outstanding stock. As such, Mr. Van may be deemed to control both ECapital and PC. Under the rules and regulations of the Securities and Exchange Commission, ECapital and PC and Mr. Benedict Van collectively owned 13,794,586 shares of common stock, representing 88.3% of the outstanding shares of common stock of the Company as of March 21, 2002. The percentage of outstanding shares of common stock is computed based on 15,629,999 shares of common stock outstanding as of March 21, 2002. Except for the transactions described herein, neither ECapital, PC nor Mr. Van have any plans, arrangements or agreements for the acquisition or issuance of additional shares of the Company's common stock or other securities convertible into equity securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PEOPLENET INTERNATIONAL CORPORATION

/s/ ANTHONY CHAN
By: Anthony Chan
Chief Executive Officer

Dated: April 5, 2002

EXHIBITS

1. Agreement For Sale Of Assets between ECapital Group, Inc., a Delaware corporation and PeopleNet International Corporation, a Delaware corporation, dated as of March 21, 2002.

2. Agreement For Sale Of Assets between PeopleNet Corporation, a Delaware corporation and PeopleNet International Corporation, a Delaware corporation, dated as of March 21, 2002.